EXHIBIT 99.1

PRESS RELEASE                                        Source: Blue Holdings, Inc.


                BLUE HOLDINGS ACQUIRES NEW BRAND "LIFE AND DEATH"

COMMERCE, Calif.--Sept. 18, 2006 - Blue Holdings, Inc. (NASDAQ:BLUE), a designer, manufacturer and distributor of high-end fashion jeans and denim apparel, today announced a joint venture to operate the new contemporary knits collection "Life and Death." Discovered by Antik Denim designers Philippe Naouri and Alexandre Caugant, "Life and Death" debuted at the recent Project Show in Las Vegas with tremendous success.

The brand was acquired by Blue Holdings through the acquisition of a 50% interest in a company previously organized by Phillipe Naouri and Alex Caugant.

Blue Holdings' Chairman and CEO, Paul Guez, describing the new venture, said, "The new knit collection will broaden our product range and is another step in executing our multibrand strategy. Phillipe and Alex are very talented designers. I am very excited about this opportunity and I look forward to making this another successful brand."

About Blue Holdings, Inc.

Blue Holdings, Inc., directly and through its wholly owned subsidiaries, Antik Denim, LLC and Taverniti So Jeans, LLC, designs, develops, manufactures, markets, distributes and sells high-end fashion jeans, apparel, and accessories with a western flair under the "Antik Denim," "Yanuk," "Taverniti So Jeans," and "U" brands, both in the United States and internationally. Blue Holdings currently sells men's and women's styles and is in the process of launching a children's line. Antik Denim, Yanuk, Taverniti So, and U jeans are made from high-quality fabrics milled in the United States, Japan, Italy, and Spain, and are processed with cutting-edge treatments and finishes. Blue Holdings' concepts, designs, embellishments, patent-pending pockets, and great attention to detail and quality give it a competitive advantage in the high-end fashion jeans market.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements included in this release include statements related to the timing of the anticipated closing of the merger transaction and the expected accretion to Blue Holdings in 2007. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as may be detailed from time to time in Blue Holdings' filings with the United States Securities and Exchange Commission. Blue Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.


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Contact:

Blue Holdings, Inc.
Patrick Chow, 323-725-5555
patrick.chow@blueholdings.com

or

Integrated Corporate Relations
Andrew Greenebaum or Patricia Dolmatsky, 310-395-2215 agreenebaum@icrinc.com pdolmatsky@icrinc.com

or

Public Relations
Michael Belluomo, 516-840-8634
Belluomo@optonline.net

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Source: Blue Holdings, Inc.